Exhibit 99.1

Jewett-Cameron

Q424 Earnings Release

November 20, 2024

Delivered by:

    Chad Summers – CEO

    Mitch Van Domelen - CFO

    Robert Blum – Lytham Partners, LLC

Introduction – Robert Blum:

Thank you for joining us today to discuss Jewett-Cameron’s fourth quarter and fiscal year 2024 financial results for the period ended August 31, 2024.

With us on the call representing the Company today are:

•                  Chad Summers – Jewett-Cameron’s Chief Executive Officer; and

•                  Mitch Van Domelen, the Company’s Chief Financial Officer.

At the conclusion of today’s prepared remarks we will open the call for a question and answer session. If you dialed into the call through the traditional teleconference line, as the operator indicated, please press star then one to ask a question. If you are listening through the webcast portal, and would like to ask a questions, you can submit your question through the ask a question feature in the webcast player. We will do our best to get to as many questions as possible.

Before we begin with prepared remarks, please note that:

Statements made by the management team of Jewett-Cameron during the course of this conference call may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." Listeners are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's 10-K for the fiscal year ended August 31, 2024, and other filings subsequently made by the Company with the Securities and Exchange Commission.

An audio recording and webcast replay for today's conference call will also be available online on the Company’s investor relations page.

With that said, let me turn the call over to Chad Summers, chief executive officer for Jewett-Cameron. Chad, please proceed.

Chad Summers:

Thank you, Robert, and good afternoon to all of you. I am excited to be speaking with you all today with this being our very first earnings call after 28 years as a public traded company.

I joined Jewett Cameron in 2019 and was appointed as CEO in 2023 at the tail end of the pandemic impact with unusually high inventories, extreme supply chain challenges impacting gross margins, and increased SG&A costs from an ongoing legal matter and increased staffing. We implemented a number of transformative strategic initiatives to address these challenges over the last two years and position Jewett Cameron for long-term profitable growth.

 Given the progress we’ve made not yet reflected in the bottom line numbers, the time is right to expand shareholder awareness of the company. Beyond the work we’ve done the past few months to broaden our visibility and interact with investors, today is another important step forward in these efforts.

To set the agenda for the call this afternoon:

•	With this being our first earnings call, I will begin with a brief overview for anyone who may not be familiar with Jewett Cameron regarding where we were, where we are today, and then share what we’re doing strategically to improve shareholder value.
•	Mitch Van Domelen, Jewett Cameron’s CFO will dive into the key drivers of our recent financial results and then I will come back to provide a bit of an outlook for where we intend to go in the future.
•	We will then be happy to address any questions you might have.

Diving right in.

Jewett Cameron was founded over 70 years ago and was owner operated and managed for nearly 40 years. The company was lean and opportunistic acquiring an eclectic combination of businesses, but with aging technology and operational processes unable to scale. It enjoyed a history of great products, great customers and consistent profits.

Today, our mission is to improve the lives of professionals and do-it-yourselfers with innovative products that enrich outdoor spaces. We offer quality products that solve problems and meet unmet needs in the fence and the pet containment categories. These two areas, including our wood fence board sales, make up approximately 88% of our fiscal 2024 revenue.

Within fencing, our metal products generate gross margin in the high 30 percent range while our wood picket products are in the mid-teens in line with traditional wood brokerage margins.

Our best-selling product has been our patented Adjust-A-Gate which is a full steel frame, adjustable gate kit for wood fences. First introduced in the mid 90s, it adjusts to perfectly fit your gate opening and includes a truss cable that can be easily adjusted to prevent your gate from sagging so it always opens and closes without issue.

We are excited to introduce our newest product to the Adjust-A-Gate family with a low profile 4-corner complete gate kit solution like nothing else on the market today that also includes our no-sag truss cable technology and virtually unlimited design options called Adjust-A-Gate Unlimited.

We also offer a patented adjustable chain-link gate under our Fit-Right brand. It comes in galvanized and black and also include a truss cable to prevent sagging.

The patented Lifetime Steel Post was designed and introduced a little over 5 years ago to address a common fail point of rotting wood fence posts. It can also be driven directly into the ground as part of the growing no-dig movement which eliminates digging post holes or adding concrete saving time and money when building a fence. This product is growing in popularity and is expected to increasingly contribute to future sales through the expansion of our Lifetime Steel Post displayers now being placed in the wood aisle of big box retailers.

Our fence category also includes our EuroFence which is a high-end wood plastic composite fence with aluminum posts. These are custom ordered offering various board colors and design options built to last and require minimum maintenance.

Perimeter Patrol is our temporary and highly portable security fence used by major retail for their parking lot sales and by major construction to protect their job sites. One of our customer reported a 30% reduction in shrinkages or theft.

Jewett Cameron was founded originally as a lumber brokerage business and continues to trade to this day. For many years we’ve served as a secondary supplier of cedar fence boards to major home centers. We continue to supply cedar fence boards and other cedar products to a variety of customers today.

Our second largest product category is our Lucky Dog branded pet products. First introduced in the mid 90s we have carved out a healthy market share of quality, affordable pet containment products to provide a safe space for pets. Our line of Stay Series welded wire kennels maintains one of the highest customer reviews in its category.

These products generate an average of 38% margin and are sold through member retail like Costco as well as home centers and distribution.

I’m excited to announce we are launching a new and improved Lucky Dog chain-link kennel in a few months to address common complaints of chain link kennels around quality and assembly difficulties so keep an eye out for this.

Finally, a relatively small contributor to our overall sales is our newest “sustainable” category. Our proprietary MyEcoWorld compostable and Post Consumer Recycled (or PCR) bag products are designed to perform while providing a desirable alternative to traditional single use plastics. Not all bags are created equal and we are proud to offer bags that exceed performance expectations and offers consumers confidence with our extensive certifications. Interest continues to grow among consumers and channel partners in part due to increasing plastic bans and a desire to be a good steward of the environment. These products are sold through retail, grocery, home centers and distribution and generates around 30%+ gross margin

As I touched on, from a distribution standpoint, most of our products are sold through retail, with the biggest names in the industry being our key customers, including Home Depot, Lowes, Menards, Costco, Chewy and many others. These customer relationships are incredibly valuable and a key asset for the Company. We also sell through professional channels.

With our focus being on the design, sourcing, commercialization, and distribution of a number of functional products primarily for backyards, we have divested a number of business that do not align with this core focus, such as our seed cleaning operations, which I will touch on more in a moment, as the facility itself represents a significant asset for shareholders which we are in the process of monetizing.

So that’s a bit of background and product detail for those of you a bit newer to the Company.

The last 5 years for Jewett Cameron is a story of resilience and transformation. We’ve overcome extraordinary challenges and are positioning the company to regain profitability and growth going forward.

As I previously stated, Jewett Cameron’s challenges arose from antiquated systems and process that made it difficult to keep up with the changing demands of our sophisticated customer base. This was made more difficult by our China sourcing concentration and elevated cost of materials and high tariffs that decreased our margins.

The boom and bust of the pandemic created a surge in demand for our fence products as the influx of home remodels drove sales, and on the pet side, the influx of pet ownership did the same. While the surge was tremendous for sales, the normalization in those industries over time left us with increased operational costs and higher level of inventory due to supply chain costs and delays which impacted cash flows. Additionally, Jewett Cameron was engaged in a multi-year legal dispute with a former distributor that greatly increased our professional fees and demanded extensive management time that fortunately resulted in a successful settlement in fiscal 2024.

My team and I worked aggressively to improve our systems and processes. I’ll highlight a few cost related initiatives we’ve made notable progress on and detail several of our growth initiatives we’ve implemented to grow sales. It is worth noting that our business is seasonal with our last 2 quarters of our fiscal year generating the bulk of our sales so while we make in roads in the first half of this year, the impact in the quarter 1 and quarter 2 are expected to be less visible in our financials.

We successfully reduced inventory 44% from a peak of $20.6 million in August of 2022 to $11.5 million today. In fact the majority of the inventory reduction occurred in the most recent fiscal year, down 33% from August 2023 to August 2024. A tremendous achievement with still more work to be done with some of the slower moving pet inventory most impacted by the inflated supply chain costs and delays.

In September 2024, we announced a significant step forward in our strategic initiative to expand and diversify the company’s supply sourcing from several new supply partners. We now have highly diversified supply sources from manufacturers located in Canada, Bangladesh, Vietnam, Malaysia, Taiwan, in addition to China. The net result will be the mitigation of tariffs placed on various steel products coming into the U.S. We expect to see these impacts flow through the cost of goods sold late in fiscal 2025 and beyond.

In addition to the cost management initiatives of inventory and sourcing, we recognize the need to drive value and grow the top line as well. To that end we have implemented a number of key strategies to build awareness of our differentiated products to grow margin healthy sales.

One of our biggest and most impactful growth strategy is continuing to scale our in-aisle displayers in major home centers.

There are over 4,000 stores across the country between Home Depot and Lowe’s.  Our Adjust-A-Gate displayers are in thousands of these stores today.  With our new sales representative partner, Continental Sales and Marketing, we anticipate improved presentation and replenishment of our gates to meet customer demands that we expect will increase gate sales.

Since our initial launch of our new steel post displayer in one region just a few short months ago, we were able to get it into 100 stores by the end of August in multiple regions.  We now have a number of other regions clamoring to get this into their stores and we are driving to add 100s of more over the next 12 months.

While each fence project may only require one or two gates, every fence requires dozens of posts.  Each displayer holds 24 or 48 posts of each finish and size.  For reference, a typical residential fence project may require approximately 24 posts.  Our posts can actually be machine driven into the ground in less than 30 seconds with no need to dig a fence post hole or add concrete which can both save time and back injuries.

The initial performance of our steel post displayers in store this summer indicates this program will be a significant contributor to our fence category sales in 2025.

Our second notable growth strategy is optimizing our online efforts through our website, social media, and 3rd party retailer online sites.  This is an area where we were under resourced previously but have begun to improve in recent years and are well positioned to accelerate its impact in the year ahead.

The significant transition in the way that Pros and DIYers research, purchase and acquire building materials demands that suppliers continually update digital assets (such as product images, video content, technical information) and invest in distribution capabilities (such as local warehouses) that result in a seamless shopping experience for the end user.

The big box home centers, building material dealers and co-ops that we sell to require their supplier partners to participate in these areas and improve their proficiencies in delivering products efficiently to the end user.

Additionally, social media is overwhelmingly the preferred format for Pros to showcase their handiwork, whether it's a Fence Installer posting photos of their latest project on Instagram, or a remodeler investing in SEO to drive potential homeowners to their website.

We are actively participating in all these areas... with the objective of being a preferred and available solution when it comes to fencing and gate installations.

Our 3rd growth strategy is to enhance our engagement directly with professionals to increase demand for our products.  We are targeting regional fence installers in key markets throughout the country to equip them to become ambassadors and influencers of our products.

This will provide us with direct access to the voice of the customer and what challenges they face to influence our ongoing product innovation and solutions.  We have already hosted a pro connection day at our offices and gathered extensive input from several pro fence installers from across the country.

We want to ensure our products are solving their problems, equipping them for success, and are available where they prefer to purchase be it their local retailers or distributors.

Scaling MyEcoWorld is our 4th growth strategy with incredible potential.  Now that we have compostable bin liners, yard debris bags, pet waste bags as well as our lower cost Post Consumer Recycle (PCR) bags, we have a great family of products to offer a variety of channels that supports our mission to enrich outdoor spaces with alternatives to traditional single use plastic.

In recent weeks MyEcoWorld has been selected by multiple regional grocery chains and a farm and ranch retailer with load-ins planned for early calendar year 2025.

Our product out performs the competition, maintains the highest certification standards, and is priced competitively.  Our customer reviews are top notch and we look to capitalize on the growing demand for sustainable products as well as offer quality alternatives to single use plastic, especially in jurisdictions implementing plastic bans around the country.

We believe this category will become a notable contributor to our business as the demand for high performing sustainable products grows along with the increasing plastic bans being legislated throughout the country.

Greenwood Products specializes in engineering advanced noise and vibration reduction panels for transit buses, motor coaches, light rail cars, and boats. Our dB-Ply® proprietary acoustical panel is a cost-effective product designed to reduce vibration and sound transmission to meet mandated interior noise requirements. Greenwood’s other products include durable, high-performance structural panels tailored for a wide range of industrial applications, and Jumbo Concrete Forms designed to reduce installation time and lower job-site labor costs.

The demand for Greenwood’s transit-oriented products has picked up post-pandemic and riders have returned to the office. Beyond transit, Greenwood’s specialty engineered lumber has multiple uses in multiple markets, including other types of transportation, construction, and industrial sectors. We believe we can grow our sales by expanding our sales efforts to both existing customers as well as to new potential customers in multiple industries outside of transit with the addition of new traders with sales experience across multiple industries.  We added a new lumber trader to the team in Q1 FY25 and continue to actively recruit to grow our trading talent.

Finally, On the innovation front, we have a focused product roadmap laid out for the next 12 months.

It’s a mixture of new products and enhancements on existing products including a new and improved Lucky Dog® Chain Link Kennel, a new low-profile, no-sag Adjust-A-Gate Unlimited gate kit, and enhancements to the Company’s Lifetime Steel Post®, Euro Fence composite fence product, as well as improvements to the Adjust-A-Gate® Original that are expected to contribute to the bottom line.

I’m incredibly excited about what is to come with these truly innovative new and improved product offerings. Keep your eye out for these launches throughout this year.

With all of these initiatives at various stages of development, let me provide a bit of a view for how we think this will translate over the coming year.

First, the biggest driver to growth this year should come from our metal fencing products and the in-aisle displayers. We have already sold more Lifetime Steel Posts in the first quarter of 2025 than we did annually in the first 4 years!  We are ramping this up [region by region] with an expectation that we should be in 100s of more stores by the end of the second quarter. With the help of our CSM sales reps, ensuring that we have Adjust-A-Gate displayers in the right stores, in the correct location, and properly planogramed, stocked and displayed, we expect our gate sales to contribute to our fence category growth.  This should translate into strong seasonal growth commencing in the third quarter of this year.

Beyond top line growth, we are expecting to see a pick up in gross margins late in fiscal 2025 and reduction in operating expenses. The margin pick up will be due in part to the improved supply chain sourcing, but also enhanced efficiencies in displayer costs and increasing online sales.

On the OpEx side, we expect a reduction due to better aligning our staffing needs with our post pandemic business and growth initiatives.

The end result is an expected return to net income in fiscal 2025.

Before I turn it over to Mitch to run through the financials in a bit more detail, let me come back to the asset sale of our seed cleaning facility.

For those not familiar, as part of the conglomeration of the various business the company had over the years, we ran a seed cleaning facility based in Oregon.

It’s in a great location with high quality warehousing space readily available. From an operations standpoint, we shut down the cleaning operation in August of 2023 and wrapped up seed storage near the end of fiscal 2024, and thus when you look at our year over year comparables, part of the revenue decrease is the absence of those operations.

The 11.6-acre property is currently on the market and it is our belief that the value we will receive for this will be well north of what it is currently on the books for, and thus it will be additive to our overall shareholder value.

The board of directors is strategizing how we want to put the capital to best use once sold for the benefit of shareholders and the business and will communicate the plan when the property is sold.

With that said, let me turn it over to Mitch for a detailed review of the financials. I will then provide some brief closing comments and turn it over for any questions.

Mitch?

Mitch Van Domelen

Thanks Chad.  Good afternoon to everyone on the call today.

I will spend my comments today trying to add color to key areas and events that were drivers during the year, but I am of course available to answer any additional questions you might have.

Let’s start on the revenue line.

Revenue for Q4 2024 was $13.2 million compared to $14.6 million in Q4 2023.

The decrease is due primarily to a decrease due to the exit of seed cleaning operations in August 2023. Further, we saw decreasing revenues in our lower margin wood fencing solutions as a result of supply limitations and a shift in product mix. These decreases were offset by growth in the Company’s higher margin metal fence and pet containment solutions, growth in the Company’s sustainable solutions focused on its MyEcoWorld® product lines, and growth in the Company’s industrial wood operations.

For the year, total revenue was $47.1 million versus $54.3 million last year.

Again, key annual takeaways were a $2.4 million decrease due to the exit of seed clean operations, a decrease in pet solutions which is largely a reflection of higher channel inventory levels in the first half of fiscal 2023 and a return to more normalized demand following the influx in pet ownership post the pandemic, and a decrease in the Company’s lower margin wood fencing solutions. The aforementioned decreases were offset by an increase in the Company’s industrial wood segment, which is focused on supplying engineering advanced noise and vibration reduction panels for transit buses, which was negatively impacted during the pandemic due to the limitations on new buses being built due to semiconductor shortage, and the now re-ramp of this segment of the business.

As Chad mentioned, as we look to fiscal 2025, the growth initiatives we have implemented, particularly the Lifetime Steel Post ramp which is accelerated at a rapid rate, should allow for customer reorders accelerate into the back half of the fiscal year.

Turning to gross margins.

Gross profit margins for Q4 2024 were 14.5% compared to 20.9% in Q4 2023. For FY 2024, gross profit margins were 18.8% compared to 22.6% in FY 2023. The decrease in gross profit margins largely reflect higher inventory costs being carried into the year from prior year periods, increased shipping expenses, as well as one-time write-downs of pet inventory totaling $110,000 in Europe and an increase in obsolete inventory reserve of $460,000.

As we look to fiscal 2025, while there is still higher inventory to be sold through in future periods, we have advanced several initiatives to decrease cost of goods sold which should begin to be reflective of improved gross profit margins in the second half of fiscal 2025.

For FY 2024, operating expenses were $10.7 million compared to $11.8 million in FY 2023. The decrease in operating expenses is due to reduction in professional fees from the prior year due to the settlement of a legal matter as well as initiatives taken by the company to implement operational efficiencies and realign headcount to new business processes.

As a reminder, during the first quarter of fiscal 2024, we successfully settled arbitration we filed against one of our former distributors, which began in 2021, for breach of a distribution agreement. We received a one-time cash payment of $2.45 million in October 2023 under the settlement agreement which is booked as other income. This payment covered our substantial legal fees and some of the Company’s losses due to the breach.

Working down the income statement.

Net loss for Q4 2024 was $(0.2) million or $(0.05) per basic and diluted share compares to net income of $0.3 million of $0.08 per basic and diluted share in Q4 2023. For FY 2024, net income was $0.7 million of $0.21 per basic and diluted share compared to net loss of $(0.0) million or $(0.01) per basic and diluted share in FY 2023.

Finally, a few comments on the balance sheet.

Chad touched on this, but we continue to make great progress on initiatives to improve working capital. Inventory balances decreased to $13.2 million at August 31, 2024 from $18.3 million at August 31, 2023.

The cash balance at August 31, 2024 was $4.8 million compared to $0.1 million at August 31, 2023 and $1.0 million at May 31, 2024.

We continue to have no long-term debt and have not drawn on our working line of credit.

Finally, total stockholders’ equity at August 31, 2024 was $24.9 million, or $7.09 per share, indicating that we are currently trading at a significant discount to book value based on today’s closing price.

We went through a lot there, but happy to answer any additional questions you might have.

Let me now turn it back over to Chad.

Chad Summers

Thanks Mitch for the detailed overview.

Let me just wrap things up with a few key comments and takeaways.

First, during the past two years, the team at Jewett-Cameron has successfully navigated through the aftermath of the pandemic, which initially provided a strong boost to our fence and pet divisions due to the surge in home remodels and influx in pet ownership, but thereafter resulted in higher channel inventory levels and a return to more normalized demand. I believe we are well positioned to drive profitable growth due to the implementation of a number of key strategic initiatives aimed at increasing revenue of our highest margin fence and pet products; improving our supply chain security and overall operational efficiencies; and through the launch of a series of innovative new products. However, given the seasonality of our business, we don’t expect to see the impact of many of these initiatives until the second half of our fiscal year. We have also made the strategic decision to exit certain non-core operations which has led to the listing for sale of our unencumbered 11.6-acre seed cleaning facility and property for $9 million.

With strategic initiatives ongoing and a clear vision for the future direction of Jewett-Cameron in place, the timing is appropriate to move beyond our historical owner operated roots and outdated processes to broaden the exposure of the Company within the professional investment community with a goal to increase shareholder value. We believe continued execution of our strategic plan, coupled with enhanced visibility to our progress, can lead to a re-rating of our shares.

The pillars of Jewett-Cameron remain strong. We have exceptional-quality products, an elite customer base that includes the world’s largest home improvement retailers, and a team that is dedicated to continuously delivering value for our customers. I look forward to delivering on our growth and profit objectives in fiscal 2025 and beyond.

With that, let me turn the call over to the operator for any questions.

Operator?

Operator will queue the audience for questions. There will also be questions taken from the online webcast portal which Robert will moderate.

After the questions are complete, the operator/Robert will turn the call to management for closing remarks.

Chad Summers

Thank you [Robert/Operator].

Let me just reiterate how excited I am for the future of Jewett-Cameron as we begin to turn the corner from the past couple of years.

The trends that we have seen in our business in some ways mirror the commentary from many others in the industry which is that there was a major boost in consumer spending on home improvement during the pandemic, but we have now reset the baseline for growth going forward.

For reference, Cowen Research recently commented that they believe the $1 trillion Home Improvement industry is well positioned for a strong cycle, driven by multiple long-term secular tailwinds that are expected to build over the coming years.

Again, I look forward to delivering on our growth and profit objectives in fiscal 2025 and beyond and similarly look forward to speaking with you all again at the conclusion of the current quarter where we will conduct our Q1 call in the mid-January timeframe.

Thanks again for your participation. Have a good afternoon.